                                                     EXHIBIT 10.4.E

                              EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT made as of this ___ day of September, 1994, between Hexcel Corporation, a Delaware corporation (the "Company"), and John J. Lee (the "Executive").

          WHEREAS, in recognition of the Executive's experience and abilities, the Company desires to induce Executive to remain Chairman of the Board of Directors of the Company (the "Board") and Chief Executive Officer of the Company to ensure continued leadership and senior level experience to the Company's management team; and

          WHEREAS, Executive has agreed to accept such responsibility on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties agree as follows:

          1. POSITION. During the New Employment Term (as hereinafter defined), Executive shall serve as Chairman of the Board and Chief Executive Officer of the Company with such functions, duties and responsibilities commensurate with such position including those set forth in the bylaws or otherwise determined by the Board from time to time. During the New Employment Term, the Executive is to serve, without additional compensation, as a director of the Company; provided that the Executive is indemnified for serving in such capacity on a basis no less favorable than is currently provided by the Company to any other director of the Company; and further provided that, the Executive shall be credited for service during the New Employment Term for purposes of the Salaried Employees Retirement Plan.

          2. TERM OF EMPLOYMENT. Executive's term of employment under this Agreement (the "New Employment Term") shall begin as of September 1, 1994 and shall continue until the earlier of (i) the effective date of a plan of reorganization filed by the Company with the United States Bankruptcy Court in its Chapter 11 case commenced on December 6, 1993, or (ii) the date which is 10 days after an order is entered confirming any plan of reorganization other than a plan filed by the Company unless such order is stayed, pending appeal, PROVIDED, HOWEVER, that after November 30, 1994, the Executive and the Company each may terminate the New Employment Term at any time by giving 30 days' written notice. It is expressly understood and agreed by and between the parties that the term "New Employment Term" as used in this Employment Agreement is not an extension or continuation of the "Employment Term" as that term was used in that certain Employment Agreement between the Company and the Executive dated September 28, 1993, and no services provided hereunder by Executive shall give rise to any claim for compensation by Executive pursuant to any provision of the

September 28, 1993 agreement, including but not limited to the provisions contained in section 3(b) of that agreement.

          3.   COMPENSATION AND RELATED MATTERS.

               (a) SALARY. During the New Employment Term, the Company shall pay to the Executive an annual base salary of $400,000 (the "Base Salary"). The Base Salary shall be paid in the form of cash compensation to be paid to the Executive periodically during the New Employment Term in conformity with the Company's payroll policies relating to senior executives.

               (b) BENEFITS. During the New Employment Term the Executive shall continue to be eligible to participate in the Salaried Employees Retirement Program (401(k) Plan), but shall not be entitled to participate in any other pension, profit-sharing, stock option, incentive or similar plan or program of the Company now existing or established hereafter.

          To the extent maintained in effect by the Company for its senior executives, the Executive shall also be entitled to participate in any group insurance, hospitalization, medical, dental, accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof.

               (c) EXPENSE REIMBURSEMENT. The Company shall reimburse the Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon presentation of expense statements or vouchers or such other supporting information as the Company may customarily require of its senior executives, provided that any expenses covered by section 4 hereof shall not be reimbursed under this subsection.

          4. OFFICE SPACE. During the New Employment Term, the Company shall provide the Executive with a monthly stipend of $5,000 for executive office space in the greater New York metropolitan area.

          5. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

               John J. Lee
               72 Cummings Point Road
               Stamford, CT 06902

          If to the Company:

               Hexcel Corporation
               5794 W. Las Positas Boulevard
               Pleasanton, CA 94588-8781
               Attn: Corporate Secretary

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          6. MISCELLANEOUS. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any other provision shall not affect the validity or enforceability of any other provisions hereof. This Agreement constitutes the entire understanding between the parties with respect to the subject matter set forth herein, including all prior and contemporaneous written and verbal agreements. Except as otherwise provided herein, no provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by both parties. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by laws of the State of California without reference to rules relating to conflicts of law.

          7. BINDING AGREEMENT. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

          8. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                         HEXCEL CORPORATION


                         By:
                            --------------------------------
                            Name:  Robert D. Krumme
                            Title: Vice Chairman


                         EXECUTIVE



                         ----------------------------------------
                                       John J. Lee